Exhibit 10.13

AMENDMENT NO. 2, dated as of March 13, 2012, to that Employment Agreement dated March 8, 2010 (the “Agreement”) by and between Christopher Polimeni (the “Executive”) and AMERICAN MEDIA OPERATIONS, INC. (the “Company”).

Effective as of the date first written above, the Agreement is hereby amended as follows:

1. Paragraph 1a of the Agreement, as amended, is hereby deleted and the following substituted therefore:

Employment Term. The Company shall employ Executive until March 31, 2013 (the “Employment Term”) on the terms and subject to the conditions set forth in the Agreement. The Agreement shall be considered effective as of March 8, 2010 (the “Effective Time”).

2. Paragraph 3 of the Agreement, as amended, is hereby deleted and the following substituted therefore:

1. Base Salary. Effective April 1, 2012, during Executive’s employment with the Company, the Company shall pay Executive a base salary (the “Base Salary”) at the annual rate of $350,000.00 (Three Hundred Fifty Thousand Dollars and Zero Cents), payable in regular installments in accordance with the Company’s usual payroll practices.

3. Paragraph 5V of the Agreement, as amended, is hereby deleted and the following substituted therefore:

(v) Severance. Severance pay in the amount of the twelve (12) months of the Base Salary, if termination is for any reason other than Cause or expiration of the Employment Term or resignation by Executive. Severance pay, if any, will be payable in 26 equal bi-weekly installments. Executive will be required to execute and return the Company’s form Separation and Release of Claims Agreement (“Separation and Release”) within 45 days after Executive’s termination of employment in order to receive the severance pay described above. Payment of Executive’s severance shall commence no earlier than 7 calendar days after the Company receives the executed Separation and Release and no later than 90 days after the date of Executive’s separation from service (as defined in Section 1.409A-1(h) of the Treasury Regulations) (“Separation from Service”), the exact date to be determined by the Company in its sole discretion, provided that Executive timely executes and returns the Separation and Release and does not subsequently revoke such execution. For all purposes of Section 409A of the Internal Revenue Code (the “Code”) and the related regulations, Executive’s entitlement to severance pay pursuant to this Agreement shall be treated as an entitlement to a series of separate payments. To the extent permitted under Section 409A of the Code and the related regulations, any such payments that are excluded from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(4) of the Treasury Regulations shall not be taken into account in determining the eligibility of the remaining severance payments for exclusion from the definition of “deferral of compensation” pursuant to Section 1.409A-1(b)(9)(4) of the Treasury Regulations. “Cause” shall mean

(i) Executive’s continued failure or refusal to substantially perform Executive’s duties hereunder for a period of 10 days following written notice by the Company to Executive of such failure or refusal, (ii) dishonesty in the performance of Executive’s duties hereunder, (iii) an act or acts on Executive’s part constituting (x) a felony under the laws of the United States or any state thereof or (y) a misdemeanor involving moral turpitude, (iv) Executive’s willful malfeasance or willful misconduct in connection with Executive’s duties hereunder or any act or omission which is materially injurious to the financial condition or business reputation of the Company or any of its subsidiaries or affiliates (v) Executive’s unsatisfactory job performance or (vi) Executive’s breach of any provision of this agreement, including the attached addendum. Additionally, if Executive becomes physically or mentally incapacitated for a continuous period of 90 days, the Company has the right to terminate Executive’s employment without paying severance. For the purposes hereof, the term “physical or mental incapacity” means Executive’s inability to perform the principal duties as contemplated by this agreement.

For FY12, Executive will receive a discretionary FY incentive bonus in the amount of $50,000.00 (Fifty Thousand Dollars and Zero Cents). Such bonus shall be payable when other corporate senior executives their FY12 discretionary bonus awards (typically within 90 days of the close of the fiscal year)

IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 2 as of the date first written above.

AMERICAN MEDIA OPERATIONS, INC.

By:	[illegible]
Date

/s/ Christopher Polimeni	3/19/12
Christopher Polimeni	Date